ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT
Cash-Settled Performance Award Schedule
Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award under the Archrock, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”). All capitalized terms not explicitly defined in the Terms and Conditions and in this Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”)) shall have the respective meanings ascribed to them in the Plan.

Grant Date	January 25, 2018
Award Type
Cash-settled performance units, the payout of which is based on the attainment of certain performance objectives (the “Performance Units”). Each Performance Unit is granted in tandem with a corresponding Dividend Equivalent.
The Award is stated at target; however, the actual number of Performance Units that becomes earned and payable hereunder may be greater or less than the target number.

Important Documents	Click the hyperlink to access the following documents: Archrock, Inc. 2013 Stock Incentive Plan 2013 Stock Incentive Plan Prospectus
Vesting Schedule
One hundred percent (100%) of the Earned Unis subject to this Award will vest on January 25, 2022 (the “Vest Date”) upon satisfaction of the following criteria:
Performance Achievement. Your Award will become payable (as provided herein) at 0% to 200% of the target Performance Units based on the achievement of the pre-determined Performance Measures over the performance period (the “Performance Period”) as set out herein. The target Performance Units equals the number of Performance Units (or the cash equivalent thereof) that would be earned and paid if the Performance Measures are met at the target level over the Performance Period; and
Employment Criteria. Except as set forth below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the Vest Date for the Award to vest.

Stockholder Rights
The Performance Units represent an unfunded, unsecured and contingent right to receive payment. You have no rights as a stockholder with respect to any Performance Units. The grant of the Performance Units under your Award shall be implemented by a credit to a bookkeeping account maintained by the Company.

Termination of Service – Voluntary or Involuntary
If you terminate employment for any reason (other than death or Disability), the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) and the Dividend Equivalents corresponding with the unvested portion of your Award will be automatically forfeited on the date of such termination unless the Committee directs otherwise.

Termination of Service – Death or Disability
If you terminate employment due to death or Disability, your Award will immediately vest and be payable as of such date based upon the Achievement Percentage (defined below) or, if the Achievement Percentage has not yet been determined, based upon the target performance level. Any date on which such accelerated vesting occurs is referred to in this Award Notice as an “Accelerated Vest Date”.

Termination of Service Following a Change of Control
Notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award in the event of your Termination of Service on and after the date a Corporate Change is consummated.
(a) Determination of Achievement Percentage.
If a Corporate Change is consummated prior to the end of the Performance Period and you are employed by the Company or an Affiliate as of such consummation date, then
(i)    the Committee, in its discretion, shall determine in good faith the Achievement Percentage based on performance during the portion of the Performance Period commencing on the first day of the Performance Period and ending on the date the Corporate Change is consummated, or
(ii)    if the Committee determines, in its discretion, that no such determination can reasonably be made, then the Achievement Percentage shall be deemed to be 100% (and your Earned Units (as defined below) will be determined based upon such Achievement Percentage).
(b) Termination of Service Following a Corporate Change.
If your status as an Employee of the Company or an Affiliate is terminated on or within eighteen (18) months following the date a Corporate Change is consummated (i) by the Company or such Affiliate without Cause, (ii) by you for Good Reason or (iii) as a result of your death or Disability, then the unvested portion of your Award as of the date of your Termination of Service as an Employee will immediately vest in full as of the date of your Termination of Service as an Employee (the “Corporate Change Vest Date”).
If your status as an Employee is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award and the Dividend Equivalents (including any amounts credited thereunder) corresponding with such unvested portion of your Award will be automatically forfeited on the date of your Termination of Service as an Employee.
Unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:
(i)    A reduction of 10% or more of your base salary;
(ii)    Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or
(iii)    The willful failure by the Company or an Affiliate to pay you your compensation when due;
provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under the Award Notice with respect to such matter. The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter. If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded. If the Company or an Affiliate (as applicable) fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

Dividends / Dividend Equivalent Rights
A dividend equivalent right (a “DER”) is granted in tandem with each Performance Unit granted hereunder and is subject to the same terms as the associated Performance Unit. A DER is a right to receive the equivalent value in cash of any dividend (including any extraordinary or non-recurring dividend) paid on a share of Common Stock (the “Dividend Equivalent”).
The DER shall remain outstanding from the Grant Date until the earlier of the vesting and payment or the forfeiture of the Performance Unit to which it corresponds (the “DER Period”).
During the DER Period and no later than thirty (30) days following the date on which a dividend is paid to the Company’s stockholders, the Dividend Equivalent on each unvested Performance Unit shall be credited and entered into a bookkeeping account on your behalf. However, payments shall not be made to you prior to the date on which the following two conditions are satisfied: (1) the associated Performance Unit becomes an Earned Unit and (2) the associated Performance Unit vests.
Dividend Equivalent book entry credits shall be forfeited if the associated Performance Unit is forfeited (1) because it does not become an Earned Unit or (2) due to your termination of service prior to vesting of the associated Performance Unit.
Upon the vesting of a Performance Unit, the book-entry Dividend Equivalents payable on such Performance Unit shall be paid in cash in a single lump sum no later than sixty (60) days following the Vest Date. Upon expiration of the DER Period, the DERs on the Performance Unit shall automatically terminate and no further Dividend Equivalents shall be allocated thereunder.

Payment
As soon as administratively practicable following the conclusion of the Performance Period (or, if earlier, the date on which a Corporate Change is consummated), the Committee shall certify in writing the level of performance achieved with respect to the Performance Measures (the “Achievement Percentage”). The actual number of Performance Units payable under your Award shall be equal to the product of the target number of Performance Units multiplied by the Achievement Percentage or, in the event of your termination due to your death or Disability during the Performance Period or a Corporate Change during the Performance Period in connection with which the Committee determines, in its discretion, it cannot reasonably determine the Achievement Percentage, 100% of the Performance Units (in any case, such number of Performance Units payable under your Award, the “Earned Units”).
As soon as administratively practicable after your Earned Units vest, but in no event later than the sixtieth (60th) day following the applicable Vest Date, Accelerated Vest Date, or Corporate Change Vest Date of such Earned Units, you will receive payment in respect of such vested Earned Units in the form of cash equal to the Fair Market Value of an equivalent number of shares of Common Stock of the Company as of the applicable Vest Date, Accelerated Vest Date, or Corporate Change Vest Date of such vested Earned Units. Payments in respect of any corresponding Dividend Equivalents shall be paid in the form of cash.

Except as provided below, this Award and the Dividend Equivalents are intended to be exempt under Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent. If, for any reason, the Company determines that this Award and/or the Dividend Equivalents are subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Award Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate to provide for either the Performance Units and/or Dividend Equivalents to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. The Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the Performance Units and the rights arising in connection therewith for purposes of Section 409A (as defined below) (including for purposes of the designation of the time and form of payments required by Section 409A).

Performance Features	See Exhibit

ARCHROCK, INC.

LONG-TERM INCENTIVE AWARD NOTICE AND AGREEMENT
Terms and Conditions
Archrock, Inc. (the “Company”) has granted to you (the “Participant”) an equity award under the Archrock, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”). All capitalized terms not explicitly defined in these Term and Conditions and the Schedule (together constituting the Long-Term Incentive Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.
The material terms of your Award are provided below and in the Schedule.
1.No Right to Continued Service. Nothing in this Award Notice guarantees your continued service as an Employee, Director or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee, Director or other service provider at any time.
2.Non–Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.
3.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address, telephone number, date of birth, social security number, social insurance number, etc. (“Data”)) for the purpose of implementing, administering, and managing the Plan. You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize the Company, its Affiliates, and any third parties assisting the Company and/or its Affiliates to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
4.Withholding. Your Award, and any dividends or Dividend Equivalents with respect to the Award paid as compensation income, is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any applicable FICA, employment tax or other social security contribution obligations). If you are an Employee, the Company and its Affiliates may, in their sole discretion, withhold, as applicable, cash payable to you, cash from your regular earnings or a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award (including the payment of associated dividends or Dividend Equivalents, as referenced above) to satisfy any such withholding obligations. If you are a Director, the Company and its Affiliates may elect, with your consent, to withhold a sufficient number of shares of Common Stock that are otherwise issuable or payable to you pursuant to this Award to satisfy any applicable withholding obligations.
5.Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge by accessing your account or which will be provided to you upon request as indicated herein. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
6.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.
7.Modifications. This Award Notice can be amended at any time in a writing signed by you and the Company; provided, however, the Company may amend this Award Notice without your written or electronic consent if the amendment is not adverse to your rights under this Award Notice or the Plan. Section 8 below can only be amended by a written agreement signed by you and the Company.
8.Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Archrock” in this Section) are its employees, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Archrock has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section, the terms of which you accept and agree to by accepting the Award (the “Agreement”).
a.    In order to assist you with your employment or services to Archrock, Archrock has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Archrock (“Confidential Information”). Such Confidential Information includes, without limitation, information regarding Archrock’s customers and suppliers; employees; business operations; product lines; services; pricing and pricing formulae; machines and inventions; research; knowhow; manufacturing and fabrication techniques; engineering and product design specifications; financial information; business plans and strategies; information derived from reports and computer systems; work in progress; marketing and sales programs and strategies; cost data; methods of doing business; ideas; and materials or information prepared or performed for, by or on behalf of Archrock. You agree, during your employment or service for Archrock and at all times thereafter, not to use, divulge, furnish, or make accessible to any third party, company, or other entity or individual, without Archrock’s written consent, any Confidential Information of Archrock, except as required by your job-related duties to Archrock. Notwithstanding the foregoing or anything herein to the contrary, you understand that (a) nothing contained herein will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (b) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (c) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.    Upon request, and, in any event, without request whenever your service as an Employee or other service provider of Archrock ends for any reason, you agree to immediately return: (i) all documents, whether in hard copy or electronic form, containing or referring to Archrock’s Confidential Information as may be in your possession and/or control; (ii) all Archrock computer and computer-related equipment and software; and (iii) all other Archrock property, forms, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Archrock’s business coming into your possession and/or control during your employment or service for Archrock.

c.    In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, including, without limitation, the Award and the Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization, encourage, entice, solicit or otherwise induce any current employee of Archrock (or person who was employed with Archrock in the 90 days prior to your separation from employment or service with Archrock) to leave Archrock to join a Competitive Business. A “Competitive Business” means a business that provides natural gas compression services; maintenance, repair, recondition, or overhaul of natural gas compression equipment; the sale of parts and components for natural gas compression equipment; or any other business which Archrock may be engaged in at the time of your separation from employment or service with Archrock. With respect to the enforcement of this Agreement in Louisiana this paragraph shall be enforceable only in the Restricted Area as defined below.

d.    In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, including, without limitation, the Award and the Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for your own account or on behalf of or together with any other person, entity or organization: (i) divert or attempt to divert the business of a Covered Customer to a Competitive Business in the Restricted Area, or (ii) perform services for a Covered Customer on behalf of a Competitive Business in the Restricted Area. “Restricted Area” means: (x) for a Participant residing in Louisiana at the time this Agreement is to be enforced against the Participant, the Parishes in Louisiana of Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, East Baton Rouge, East Carroll, Evangeline, Franklin, Iberia, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, Saint Charles, Saint Landry, Saint Martin, Saint Mary, Tangipahoa, Terrebonne, Union, Vermilion, Vernon, Webster; and (y) for a Participant residing in any state other than Louisiana at the time this Agreement is to be enforced against the Participant, the Restricted Area shall be the Participant’s state of residence and any other state in which Participant provided work-related services to Archrock during the twenty-four (24) month period immediately prior to Participant’s separation from employment or service from Archrock. “Covered Customer” means any customer of Archrock with whom the Participant had contact on behalf of Archrock during the twenty-four (24) month period immediately prior to Participant’s separation from employment or service or any customer of Archrock about whom Participant had access to Confidential Information.

e.    You agree that (i) the restrictive covenants in this Section are ancillary to and part of an otherwise enforceable agreement (this Award Notice); (ii) the consideration provided by Archrock under this Section is not illusory and both parties enter this agreement intending to be legally bound; (iii) the restrictions of this Section are necessary and reasonable for the protection of the legitimate business interests and goodwill of Archrock, including Archrock’s trade secrets; and (iv) the consideration given by Archrock under this Section, including without limitation, the Award and the Confidential Information, gives rise to Archrock’s interests in the covenants set forth in this Section.

f.    You and Archrock agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill, trade secrets, or other business interests of Archrock, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill, trade secrets, and other business interests of Archrock.

g.    In the event that Archrock determines that you have breached or attempted or threatened to breach any term of this Section, in addition to any other remedies at law or in equity Archrock may have available to it, it is agreed that Archrock shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto, where permitted by law) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that, where permitted by law, the period during which the covenants contained in this Section are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section.

h.    You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Archrock.

i.    You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Archrock.

j.    Notwithstanding any other provision of this Award, the provisions of this Section shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section shall be brought only in the courts of Harris County, Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, Houston, Division, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to jurisdiction and venue laid therein. However, only with respect to the enforcement of this Agreement in Louisiana, Louisiana law shall control and venue shall be in a parish with appropriate jurisdiction in Louisiana.

9.Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.8055 or at mystock@archrock.com. You may also contact UBS at 713.654.4713.
10.Conformity to Applicable Law. You acknowledge that the Plan and the Award Notice are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to applicable law. To the extent permitted by applicable law, the Plan and the Award Notice shall be deemed amended to the extent necessary to conform to applicable law.
11.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Notice, if you are subject to Section 16 of the Exchange Act, the Plan, the Award and the Award Notice shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Award Notice shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
12.Electronic Delivery. The Company may deliver any documents related to the Award granted under this Award Agreement and participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Award Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Participant Acceptance. If you agree with the terms and conditions of this Award, indicate your acceptance in UBS One Source by selecting “Accept.” To decline the Award, select “Reject.”
If you reject the Award or do not accept the Award within 45 days of the Grant Date, the Award will be forfeited.

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